Exhibit 99.1
Ellington Financial Inc. Reports Second Quarter 2022 Results
OLD GREENWICH, Connecticut—August 4, 2022
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended June 30, 2022.
Highlights
•Net loss of $(64.9) million, or $(1.08) per common share.
•Adjusted Distributable Earnings1 of $24.9 million, or $0.41 per share.
•Book value per common share as of June 30, 2022 of $16.22, including the effects of dividends of $0.45 per common share for the quarter.
•Credit strategy gross loss of $(48.9) million for the quarter, or $(0.80) per share.
•Agency strategy gross loss of $(12.3) million for the quarter, or $(0.20) per share.
•Dividend yield of 11.3% based on the August 3, 2022 closing stock price of $15.93 per share, and monthly dividend of $0.15 per common share declared on August 4, 2022.
•Debt-to-equity ratio of 3.8:1 and recourse debt-to-equity ratio of 2.6:12 as of June 30, 2022.
•Cash and cash equivalents of $224.5 million as of June 30, 2022, in addition to other unencumbered assets of $591.2 million.
•Issued 383,700 common shares under the ATM Program at an average price of $17.66. Repurchased 88,184 shares at an average price of $13.20 per share.
Second Quarter 2022 Results
"Similar to the previous quarter, the second quarter was marked by extreme volatility, rising interest rates, and weakness in both the fixed income and equity markets," said Laurence Penn, Chief Executive Officer and President. "We had strong performance from our short-duration loan portfolios and non-QM interest only securities, and significant gains on our interest rate hedges and credit hedges, but these gains only partially offset net losses on our unsecuritized non-QM loans, loan originator investments, and Agency RMBS. As a result, Ellington Financial generated an economic loss of 6% for the second quarter.
"During the quarter, we deployed some of the dry powder that we held entering the quarter, capturing higher yields and wider spreads amid the market volatility. Our loan origination businesses provided much of our asset acquisition volume during the quarter, but we also took advantage of the market selloff through secondary market purchases of discounted non-QM loans and credit securities. At June 30, our credit portfolio stood at $2.66 billion,3 an increase of 29% from year end 2021, and we still had significant available capital and borrowing capacity to expand it further. While Adjusted Distributable Earnings1 did not cover our dividend for the quarter, we project that it will do so once we are fully invested and continue rotating the portfolio into the higher reinvestment yields available today. In addition, in July following quarter end, we completed our third non-QM securitization of the year.
"As of quarter end, our strategic investments in loan originators represented 9% of our total equity. We believe that these investments, while still a relatively small part of our overall diversified portfolio, are a powerful differentiator for the Ellington Financial franchise. Of note, only 2% of the aggregate value of our originator investments, or less than 0.2% of our total equity, relate to conventional mortgage originations. The vast majority of our originator investments are in the more specialized sectors of reverse mortgages, non-QM, specialty consumer finance, residential transition, and commercial bridge loans, where we project stronger growth and more durable profit margins over the long term.
"The recent market dislocations have caused many mortgage originators to severely scale back operations, or even exit the market altogether. While these market dislocations have created a drag on EFC's book value in the near term, our strong balance sheet is enabling us to lean into the wider credit spreads, and together this presents the opportunity for us to grow market share at our origination platforms."
1 Adjusted Distributable Earnings (previously referred to as Core Earnings) is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings" below for an explanation regarding the renaming and calculation of Adjusted Distributable Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings was 2.8:1 as of June 30, 2022.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $4.1 billion as of June 30, 2022.

Financial Results
The Company's total long credit portfolio3 grew by approximately 16% in the second quarter, to $2.661 billion as of June 30, 2022. The majority of the growth occurred in the non-QM, residential transition, and small balance commercial mortgage loan strategies, while the Company’s non-Agency RMBS portfolio also expanded. These increases were partially offset by mark-to-market losses on investments in loan origination entities, and smaller consumer loan, CMBS, and CLO portfolios. Additionally, the Company's total long Agency RMBS portfolio decreased by 11% to $1.335 billion, due to net sales, paydowns, and net losses.
The Company's overall debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 3.7:1 as of June 30, 2022, as compared to 3.2:1 as of March 31, 2022, driven by increased borrowings on its larger credit portfolio and sequentially lower total equity. Similarly, the Company's recourse debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 2.6:12 from 2.3:1 over the same period.
The Company's credit strategy generated a gross loss of $(48.9) million, or $(0.80) per share, and its Agency strategy generated a gross loss of $(12.3) million or $(0.20) per share.
Credit Performance Summary
During the quarter, rapidly rising interest rates and widening yield spreads generated significant net unrealized losses on the Company's unsecuritized non-QM loans, while also compressing gain-on-sale margins for the Company's loan originator affiliates. Despite being profitable again during the second quarter, LendSure revised downward its earnings projections further for 2022. Meanwhile, Longbridge generated a net loss due to a reduction in the value of its MSR portfolio and losses on its pipeline of committed loans. The challenging market conditions also adversely affected performance of some of the Company's other loan originator affiliates, most notably an Agency mortgage originator. As a result, the Company experienced a significant net loss for the quarter on its strategic investments in loan originators. In addition, yield spread widening also drove net losses on the Company's credit securities.
A portion of these losses were offset by strong performance on the Company's short-duration loan portfolios, specifically residential transition loans and small balance commercial mortgage loans, driven by net interest income4 as well as by net gains on the Company's non-performing loan portfolios. In addition, the Company's portfolio of retained non-QM tranches appreciated during the quarter, driven by appreciation of its non-QM interest only securities, as rising mortgage rates again led to lower actual and projected prepayment speeds. The Company also had significant net gains on its interest rate hedges and credit hedges during the quarter.
During the quarter, the Company's cost of funds on credit investments increased significantly, primarily driven by higher interest rates. In addition, a larger proportion of the Company's credit borrowings in the second quarter were on the small balance commercial mortgage loan portfolio, which has a higher cost of funds relative to most of the Company's other credit strategies. At the same time, the blended asset yield of the credit portfolio declined slightly quarter over quarter, as average asset yields on the Company's existing investments do not yet reflect the higher reinvestment yields available in the market, most notably on non-QM and residential transition loans. Overall for the credit portfolio, the net interest margin5 declined to 2.75% from 3.62% sequentially, and net interest income declined, despite the larger portfolio size.
Agency Performance Summary
Agency RMBS continued to face headwinds in the second quarter, as the Federal Reserve's aggressive response to persistently high inflation continued to roil markets. During the quarter, the Federal Reserve twice increased its target range for the federal funds rate, including a 75 basis-point hike in June that was its largest since 1994, and initiated the runoff of its balance sheet. Geopolitical uncertainty and concerns over economic growth further contributed to elevated market volatility. In mid-June, the MOVE index, which measures interest rate volatility, reached its highest level since the 2020 COVID liquidity crisis, and interest rates rose significantly.
Agency RMBS durations extended in response to the higher interest rates, while the elevated volatility contributed to yield spread widening during the quarter. Agency RMBS prices declined sharply, with the largest declines on lower coupon RMBS, and Agency RMBS significantly underperformed U.S. Treasury securities and interest rate swaps. The Company experienced net losses on its Agency RMBS, concentrated in lower coupons, and these losses exceeded net interest income and net gains on its interest rate hedges. The Company’s performance was also negatively impacted by costs associated with rebalancing certain of its interest rate hedges in response to the volatility. As a result, the Company had a significant net loss for the quarter in its Agency strategy.
4 Excludes any interest income and interest expense items from interest rate hedges, net Credit hedges and other activities, net.
5 Net interest margin represents the weighted average asset yield less weighted average secured financing cost of funds.

Pay-ups on the Company's specified pools increased modestly to 0.70% as of June 30, 2022, as compared to 0.59% as of March 31, 2022.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. Additionally, the Company's continued to maintain a long TBA portfolio.
During the quarter, the Company's cost of funds on Agency RMBS increased significantly, driven by higher interest rates. The Company's asset yields on Agency RMBS also increased over the same period, though by a lesser amount. As a result, the Company's net interest margin on its Agency RMBS, excluding the Catch-up Premium Amortization Adjustment, declined quarter over quarter to 1.76% from 1.98%.
Adjusted Distributable Earnings
Because of lower net interest margins on the credit and Agency portfolios, a full quarter of interest expense on the 5.875% senior notes issued by the Company on the final day of the prior quarter, and the undeployed capital associated with that senior note issuance, the Company’s Adjusted Distributable Earnings did not increase proportionally with the growth of the overall investment portfolio.
Credit Portfolio(1)
The following table summarizes the Company's credit portfolio holdings as of June 30, 2022 and March 31, 2022:

	June 30, 2022		March 31, 2022
($ in thousands)	Fair Value	%	Fair Value	%
Dollar Denominated:
CLOs(2)	$34,478	0.8%	$45,549	1.3%
CMBS	28,625	0.7%	31,111	0.9%
Commercial mortgage loans and REO(4)(5)	562,154	13.7%	516,810	14.8%
Consumer loans and ABS backed by consumer loans(2)	99,922	2.4%	110,167	3.1%
Corporate debt and equity and corporate loans	18,336	0.5%	16,651	0.5%
Debt and equity investments in loan origination entities(3)	115,415	2.8%	135,420	3.9%
Non-Agency RMBS	221,725	5.4%	186,452	5.3%
Residential mortgage loans and REO(4)	2,996,700	73.1%	2,434,367	69.4%
Non-Dollar Denominated:
CLOs(2)	1,627	—%	1,939	0.1%
Consumer loans and ABS backed by consumer loans	—	—%	5	—%
Corporate debt and equity	430	—%	487	—%
RMBS(6)	22,387	0.6%	24,543	0.7%
Total Long Credit Portfolio	$4,101,799	100.0%	$3,503,501	100.0%
Less: Non-retained tranches of consolidated securitization trusts	1,441,165		1,202,644
Total Long Credit Portfolio excluding non-retained tranches of consolidated securitization trusts	$2,660,634		$2,300,857
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)Includes corporate loans to certain loan origination entities in which the Company holds an equity investment.
(4)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(5)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(6)Includes an equity investment in an unconsolidated entity holding European RMBS.

Agency RMBS Portfolio
The following table summarizes the Company's Agency RMBS portfolio holdings as of June 30, 2022 and March 31, 2022:

	June 30, 2022		March 31, 2022
($ in thousands)	Fair Value	%	Fair Value	%
Long Agency RMBS:
Fixed Rate	$1,267,183	94.8%	$1,417,717	94.3%
Floating Rate	7,489	0.6%	8,938	0.6%
Reverse Mortgages	35,933	2.7%	49,216	3.3%
IOs	24,773	1.9%	26,620	1.8%
Total Long Agency RMBS	$1,335,378	100.0%	$1,502,491	100.0%
The following table summarizes the Company's outstanding borrowings and debt-to-equity ratios as of June 30, 2022 and March 31, 2022.

	June 30, 2022		March 31, 2022
	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)
	(In thousands)		(In thousands)
Recourse borrowings(3)(4)	$3,206,677	2.6:1	$3,061,579	2.3:1
Non-recourse borrowings(4)	1,448,182	1.2:1	1,216,542	0.9:1
Total Borrowings	$4,654,859	3.8:1	$4,278,121	3.2:1
Total Equity	$1,234,455		$1,322,938
Recourse borrowings net of unsettled purchases and sales		2.6:1		2.3:1
Total borrowings net of unsettled purchases and sales		3.7:1		3.2:1
(1)Includes borrowings under repurchase agreements, other secured borrowings, other secured borrowings, at fair value, and senior unsecured notes, at par.
(2)Overall debt-to-equity ratio is computed by dividing outstanding borrowings by total equity. The debt-to-equity ratio does not account for liabilities other than debt financings.
(3)Excludes repo borrowings at certain unconsolidated entities that are recourse to the Company. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings is 2.8:1 and 2.5:1 as of June 30, 2022 and March 31, 2022, respectively.
(4)All of the Company's non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of the other assets held by the Company or its consolidated subsidiaries. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).

The following table summarizes the Company's operating results for the three-month periods ended June 30, 2022 and March 31, 2022 and the six-month period ended June 30, 2022:

	Three-Month Period Ended June 30, 2022	Per Share	Three-Month Period Ended March 31, 2022	Per Share	Six-Month Period Ended June 30, 2022	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$51,628	$0.85	$44,506	$0.76	$96,134	$1.61
Realized gain (loss), net	3,410	0.06	7,339	0.13	10,749	0.19
Unrealized gain (loss), net (2)	(61,795)	(1.02)	(23,832)	(0.41)	(85,627)	(1.44)
Interest rate hedges, net(3)	3,424	0.06	13,930	0.24	17,354	0.29
Credit hedges and other activities, net(4)	5,266	0.09	1,420	0.02	6,686	0.11
Interest expense(5)	(22,757)	(0.38)	(12,245)	(0.21)	(35,002)	(0.59)
Other investment related expenses	(4,821)	(0.08)	(9,073)	(0.16)	(13,894)	(0.23)
Earnings (losses) from investments in unconsolidated entities	(23,265)	(0.38)	(5,506)	(0.09)	(28,771)	(0.48)
Total Credit profit (loss)	(48,910)	(0.80)	16,539	0.28	(32,371)	(0.54)
Agency RMBS:
Interest income	11,049	0.18	8,198	0.14	19,247	0.32
Realized gain (loss), net	(22,040)	(0.36)	(12,398)	(0.21)	(34,438)	(0.58)
Unrealized gain (loss), net	(39,982)	(0.66)	(75,283)	(1.29)	(115,265)	(1.94)
Interest rate hedges and other activities, net(3)	41,215	0.68	61,172	1.05	102,387	1.72
Interest expense(5)	(2,583)	(0.04)	(1,176)	(0.02)	(3,759)	(0.06)
Other investment related expenses	—	—	(610)	(0.01)	(610)	(0.01)
Total Agency RMBS profit (loss)	(12,341)	(0.20)	(20,097)	(0.34)	(32,438)	(0.55)
Total Credit and Agency RMBS profit (loss)	(61,251)	(1.00)	(3,558)	(0.06)	(64,809)	(1.09)
Other interest income (expense), net	256	—	(16)	—	240	—
Income tax (expense) benefit	7,825	0.13	6,960	0.12	14,785	0.25
Other expenses	(8,281)	(0.14)	(9,884)	(0.17)	(18,165)	(0.30)
Net income (loss) (before incentive fee)	(61,451)	(1.01)	(6,498)	(0.11)	(67,949)	(1.14)
Incentive fee	—	—	—	—	—	—
Net income (loss)	(61,451)	(1.01)	(6,498)	(0.11)	$(67,949)	$(1.14)
Less: Dividends on preferred stock	3,821	0.06	3,824	0.07	7,645	0.13
Less: Net income (loss) attributable to non-participating non-controlling interests	433	0.01	(294)	(0.01)	139	—
Net income (loss) attributable to common stockholders and participating non-controlling interests	(65,705)	(1.08)	(10,028)	(0.17)	(75,733)	(1.27)
Less: Net income (loss) attributable to participating non-controlling interests	(824)		(126)		(950)
Net income (loss) attributable to common stockholders	$(64,881)	$(1.08)	$(9,902)	$(0.17)	$(74,783)	$(1.27)
Weighted average shares of common stock and convertible units(6) outstanding	60,791		58,347		59,576
Weighted average shares of common stock outstanding	60,028		57,614		58,828
(1)Other income primarily consists of rental income on real estate owned and loan origination fees.
(2)For the three-month period ended June 30, 2022, consists of $(95.8) million of net unrealized losses on securitized non-QM loans, $67.3 million of net unrealized gains on the related other secured borrowings, at fair value, $7.4 million of unrealized gains on senior notes, at fair value, and $(40.7) million of other net unrealized losses. For the three-month period ended March 31, 2022, consists of $(47.3) million of net unrealized losses on securitized non-QM loans, $55.6 million of net unrealized gains on the related other secured borrowings, at fair value, and $(32.1) million of other net unrealized losses. For the six-month period ended June 30, 2022, consists of $(143.2) million of net unrealized losses on securitized non-QM loans, $122.9 million of net unrealized gains on the related other secured borrowings, at fair value, $7.4 million of unrealized gains on senior notes, at fair value, and $(72.7) million of other net unrealized losses.
(3)Includes U.S. Treasury securities, if applicable.
(4)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(5)Includes allocable portion of interest expense on the Company's senior unsecured notes.
(6)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, August 5, 2022, to discuss its financial results for the quarter ended June 30, 2022. To participate in the event by telephone, please dial (800) 225-9448 at least 10 minutes prior to the start time and reference the conference ID EFCQ222. International callers should dial (203) 518-9708 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 5, 2022, at approximately 2:00 p.m. Eastern Time through Friday, August 12, 2022 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-5637. International callers should dial (402) 220-2562. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's investments, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19) pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K, as amended, which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended June 30, 2022
	June 30, 2022	March 31, 2022
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$62,722	$51,074	$113,796
Interest expense	(26,024)	(14,017)	(40,041)
Total net interest income	36,698	37,057	73,755
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(18,830)	806	(18,025)
Realized gains (losses) on financial derivatives, net	46,779	23,335	70,114
Realized gains (losses) on real estate owned, net	518	(27)	491
Unrealized gains (losses) on securities and loans, net	(175,350)	(151,153)	(326,503)
Unrealized gains (losses) on financial derivatives, net	2,516	45,307	47,823
Unrealized gains (losses) on real estate owned, net	318	(571)	(252)
Unrealized gains (losses) on other secured borrowings, at fair value, net	67,258	55,641	122,899
Unrealized gains (losses) on senior notes, at fair value	7,350	—	7,350
Other, net	(166)	1,220	1,054
Total other income (loss)	(69,607)	(25,442)	(95,049)
EXPENSES
Base management fee to affiliate (Net of fee rebates of $604, $657, and $1,261, respectively)	3,990	4,266	8,256
Incentive fee to affiliate	—	—	—
Investment related expenses:
Servicing expense	960	1,524	2,484
Debt issuance costs related to Other secured borrowings, at fair value	2,118	2,232	4,350
Debt issuance costs related to Senior notes, at fair value	—	3,615	3,615
Other	1,743	2,312	4,055
Professional fees	1,180	1,177	2,357
Compensation expense	1,260	2,560	3,820
Other expenses	1,851	1,881	3,732
Total expenses	13,102	19,567	32,669
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	(46,011)	(7,952)	(53,963)
Income tax expense (benefit)	(7,825)	(6,960)	(14,785)
Earnings (losses) from investments in unconsolidated entities	(23,265)	(5,506)	(28,771)
Net Income (Loss)	(61,451)	(6,498)	(67,949)
Net Income (Loss) Attributable to Non-Controlling Interests	(391)	(420)	(811)
Dividends on Preferred Stock	3,821	3,824	7,645
Net Income (Loss) Attributable to Common Stockholders	$(64,881)	$(9,902)	$(74,783)
Net Income (Loss) per Common Share:
Basic and Diluted	$(1.08)	$(0.17)	$(1.27)
Weighted average shares of common stock outstanding	60,028	57,614	58,828
Weighted average shares of common stock and convertible units outstanding	60,791	58,347	59,576

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2022	March 31, 2022	December 31, 2021(1)
ASSETS
Cash and cash equivalents	$224,451	$363,529	$92,661
Restricted cash	—	175	175
Securities, at fair value	1,757,513	1,877,529	2,087,360
Loans, at fair value	3,490,820	2,884,627	2,415,321
Investments in unconsolidated entities, at fair value	192,269	219,303	195,643
Real estate owned	20,866	24,533	24,681
Financial derivatives–assets, at fair value	81,183	65,082	18,894
Reverse repurchase agreements	179,394	131,243	123,250
Due from brokers	93,939	122,825	93,549
Investment related receivables	132,161	134,460	122,175
Other assets	6,281	3,959	3,710
Total Assets	$6,178,877	$5,827,265	$5,177,419
LIABILITIES
Securities sold short, at fair value	$176,155	$79,679	$120,525
Repurchase agreements	2,865,222	2,717,638	2,469,763
Financial derivatives–liabilities, at fair value	20,442	16,528	12,298
Due to brokers	31,124	36,043	2,233
Investment related payables	34,381	59,375	39,048
Other secured borrowings	45,455	47,941	96,622
Other secured borrowings, at fair value	1,448,182	1,216,542	984,168
Senior notes, net	85,956	85,890	85,802
Senior notes, at fair value	202,650	210,000	—
Base management fee payable to affiliate	3,990	4,266	3,115
Incentive fee payable to affiliate	—	—	3,246
Dividend payable	11,657	11,615	10,375
Interest payable	10,263	3,749	4,570
Accrued expenses and other liabilities	8,945	15,061	22,098
Total Liabilities	4,944,422	4,504,327	3,853,863
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 9,420,421, 9,420,421, and 9,400,000 shares issued and outstanding, and $235,511, $235,511, and $235,000 aggregate liquidation preference, respectively	227,432	227,432	226,939
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 59,957,779, 59,662,263, and 57,458,169 shares issued and outstanding, respectively	60	60	58
Additional paid-in-capital	1,205,916	1,199,958	1,161,603
Retained earnings (accumulated deficit)	(225,259)	(133,370)	(97,279)
Total Stockholders' Equity	1,208,149	1,294,080	1,291,321
Non-controlling interests	26,306	28,858	32,235
Total Equity	1,234,455	1,322,938	1,323,556
TOTAL LIABILITIES AND EQUITY	$6,178,877	$5,827,265	$5,177,419
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share(2)	$16.22	$17.74	$18.39
(1)Derived from audited financial statements as of December 31, 2021.
(2)Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings
Beginning with the financial results for the quarter ended June 30, 2022, the supplemental non-GAAP financial measure that the Company previously referred to as "Core Earnings," it now refers to as "Adjusted Distributable Earnings." The Company calculates Adjusted Distributable Earnings (formerly referred to as Core Earnings) as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, senior notes, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; (vi) certain non-capitalized transaction costs; and (vii) other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Adjusted Distributable Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) the Company believes that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that the Company believes are less useful in forecasting long-term performance and dividend-paying ability; (ii) the Company uses it to evaluate the effective net yield provided by its portfolio, after the effects of financial leverage; and (iii) the Company believes that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating its operating performance, and comparing its operating performance to that of its residential mortgage REIT peers. Please note, however, that: (I) the Company's calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by its peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different from REIT taxable income. As a result, the determination of whether the Company has met the requirement to distribute at least 90% of its annual REIT taxable income (subject to certain adjustments) to its stockholders, in order to maintain its qualification as a REIT, is not based on whether it distributed 90% of its Adjusted Distributable Earnings.
In setting the Company's dividends, the Company's Board of Directors considers the Company's earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Directors may deem relevant from time to time.

The following table reconciles, for the three- and six-month periods ended June 30, 2022 and the three-month period ended March 31, 2022, the Company's Adjusted Distributable Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended		Six-Month Period Ended June 30, 2022
(In thousands, except per share amounts)	June 30, 2022	March 31, 2022(1)
Net Income (Loss)	$(61,451)	$(6,498)	$(67,949)
Income tax expense (benefit)	(7,825)	(6,960)	(14,785)
Net income (loss) before income tax expense	(69,276)	(13,458)	(82,734)
Adjustments:
Realized (gains) losses on securities and loans, net	18,830	(806)	18,025
Realized (gains) losses on financial derivatives, net	(46,779)	(23,335)	(70,114)
Realized (gains) losses on real estate owned, net	(518)	27	(491)
Unrealized (gains) losses on securities and loans, net	175,350	151,153	326,503
Unrealized (gains) losses on financial derivatives, net	(2,516)	(45,307)	(47,823)
Unrealized (gains) losses on real estate owned, net	(318)	571	252
Unrealized (gains) losses on other secured borrowings, at fair value, net	(67,258)	(55,641)	(122,899)
Unrealized (gains) losses on senior notes, at fair value	(7,350)	—	(7,350)
Other realized and unrealized (gains) losses, net(2)	1,131	83	1,214
Net realized gains (losses) on periodic settlements of interest rate swaps	(499)	(1,702)	(2,201)
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	836	561	1,397
Incentive fee to affiliate	—	—	—
Non-cash equity compensation expense	362	288	650
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(2,131)	634	(1,497)
Non-capitalized transaction costs and other expense adjustments	2,887	6,337	9,224
(Earnings) losses from investments in unconsolidated entities	23,265	5,506	28,771
Adjusted distributable earnings from investments in unconsolidated entities(3)	3,363	2,294	5,657
Total Adjusted Distributable Earnings	$29,379	$27,205	$56,584
Dividends on preferred stock	3,821	3,824	7,645
Adjusted Distributable Earnings attributable to non-controlling interests	664	175	838
Adjusted Distributable Earnings Attributable to Common Stockholders	$24,894	$23,206	$48,101
Adjusted Distributable Earnings Attributable to Common Stockholders, per share	$0.41	$0.40	$0.82
(1)Conformed to current period presentation.
(2)Includes realized and unrealized gains (losses) on foreign currency included in Other, net, on the Condensed Consolidated Statement of Operations.
(3)Includes net interest income and operating expenses for certain investments in unconsolidated entities.